PURCHASE AGREEMENT

Royce Global Value Trust, Inc. (“Global Trust”), a Maryland Corporation, and Royce Value Trust, Inc. (“Value Trust”), a Maryland corporation, hereby agree as follows:

1.        Global Trust hereby offers Value Trust, and Value Trust hereby purchases, ten thousand one hundred (10,160) shares of Global Trust’s common stock, par value $0.001 per share (the “Shares”), for $9.85 per share, for an aggregate purchase price of $100,076.00. Global Trust hereby acknowledges receipt from Value Trust of funds in full payment for the Shares.

2.        Value Trust represents and warrants to Global Trust that the Shares purchased by Value Trust are being acquired for investment purposes and will be sold only pursuant to a registration statement under the Securities Act of 1933 or an applicable exemption therefrom.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 19th day of June, 2013.

ROYCE GLOBAL VALUE TRUST, INC.

By:	/s/ Charles M. Royce
Name: Charles M. Royce
Title: President

ROYCE VALUE TRUST, INC.

By:	/s/ Charles M. Royce
Name: Charles M. Royce
Title: President